EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119273, 333-135558, and 333-135555 of our report dated March 2, 2009 relating to the consolidated financial statements and consolidated financial statement schedule of Bucyrus International, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” on January 1, 2007), appearing in or incorporated by reference in this Annual Report on Form 10-K of Bucyrus International, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche, LLP

Milwaukee, Wisconsin

March 2, 2009